a21 Announces Completion of $2.25mm Financing

           --New Long-Term Notes Provide Favorable Terms, Repay Debt
                          and Increase Working Capital

Jacksonville, FL. - February 24, 2005 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced that it has completed a $2.25mm financing in the form of two-year interest only senior (non-convertible) secured notes and retired $1.25mm of its two-year convertible subordinated notes issued in conjunction with its acquisition of its SuperStock subsidiary in February 2004. The financing improves a21's financial position and flexibility with more favorable terms and increased working capital.

In the financing, SuperStock issued new 12% senior secured notes due in February 2007 in the principal amount of $2.25 million ("Senior Notes") and retired its outstanding 13% convertible subordinated notes due February 28, 2006 ("Sub Debt") one year early. Five year warrants to purchase 937,500 shares of a21 common stock originally issued to the Sub Debt holders were amended and restated whereby, inclusive of the right to purchase an additional 125,000 shares, the Senior Note holders participating in the financing received two year warrants to purchase 500,000 shares at $0.225 and 562,500 shares at $0.45. The Senior Notes are interest only and may be prepaid without penalty at any time. They also have a provision which adds 4% per year to their principal balance, due at maturity. Three of the original Sub Debt holders participated in the Senior Note financing.

"This new financing with our existing investors on highly favorable terms is part of our continued effort to be diligent in maintaining an efficient capital structure," said Albert H. Pleus, Chairman and CEO of a21. "We are creating a powerful new business that is advancing the open digital marketplace for creative professionals worldwide and this refinancing strengthens our ability to achieve that goal."

About a21/SuperStock

a21 (http://www.a21group.com) is a leading digital content marketplace for the professional creative community. Through SuperStock (http://www.superstock.com), a21 delivers high quality images and exceptional customer service. Together a21 and SuperStock provide a whole new level of image access to the best photographers, artists, photography agencies and customers in the business, offering a valuable and viable choice in the stock image industry.

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Media Contact                                     Investor Relations Contact
Joe Gavaghan                                      investors@a21group.com
617.283.4936
joegavaghan@a21group.com

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc. management.